Exhibit 99.3

Broadridge Completes Acquisition of Itiviti,
Extending Capital Markets Franchise

Acquisition expands Broadridge’s Capital Markets into the front office and strengthens multi-asset capabilities, while driving additional global scale and ability to serve clients world-wide

NEW YORK, May 12, 2021 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader, has completed its previously announced acquisition of Itiviti Holding AB (“Itiviti”), a leading provider of trading and connectivity technology to the capital markets industry. The acquisition enhances Broadridge’s position as a global Fintech leader and significantly strengthens Broadridge’s Capital Markets franchise. It extends Broadridge’s market leading back office capabilities into the front office and deepens its multi-asset class solutions, better enabling the company to help financial institutions adapt to a rapidly evolving marketplace. The addition of Itiviti’s footprint in APAC and EMEA also increases Broadridge’s scale outside of North America to better serve global clients.

Itiviti is a leading global capital markets technology service provider offering highly scalable solutions that financial institutions use to consolidate their trading infrastructure, driving significant cost savings. With offices in 16 countries, Itiviti serves 24 of the top 25 global investment banks and over 2,000 leading brokers, trading firms and asset managers across 50 countries. Itiviti’s solutions and services provide financial institutions with comprehensive tools for connectivity and flexible, cross-asset trading solutions that cover the full trade lifecycle.

Itiviti will become part of Broadridge’s Global Technology and Operations segment and its senior management team, led by CEO Rob Mackay, will remain with the company to drive future growth.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $4.5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge’s infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge’s technology and operations platforms underpin the daily trading of on average more than U.S. $10 trillion of equities, fixed income and other securities globally. A certified Great Place to Work(R), Broadridge is a part of the S&P 500(R) Index, employing over 12,000 associates in 17 countries. For more information about us and what we can do for you, please visit broadridge.com.

Broadridge Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129

Media:
Tina Wadhwa
Corporate Communications
Tina.Wadhwa@Broadridge.com
(212) 973-6164